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                                                                     EXHIBIT 3.7

                                                                          PAGE 1

                                STATE OF DELAWARE
                        OFFICE OF THE SECRETARY OF STATE
                      ------------------------------------


         I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "APACHE CORPORATION", FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF AUGUST, A.D. 1998, AT 1:30 O'CLOCK P.M.

         A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.


                                          /s/ Edward J. Freel
                                          --------------------------------------
                                          Edward J. Freel, Secretary of State


                                     [SEAL]


         0482215  8100                           AUTHENTICATION:      9265795
         981328934                                         DATE:      08-21-98



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                          CERTIFICATE OF DESIGNATIONS,
                             PREFERENCES AND RIGHTS

                                       OF

                   5.68% CUMULATIVE PREFERRED STOCK, SERIES B

                                       OF

                               APACHE CORPORATION

             PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE


Apache Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation, which authorizes the issuance by the Corporation of up to five million (5,000,000) shares of no par value preferred stock, which authority was delegated by the Board of Directors to a committee of the Board of Directors (the "Committee") pursuant to resolutions adopted by unanimous written consent dated June 18, 1998, the Committee by unanimous written consent dated August 25, 1998, adopted the following resolution creating and providing for the issuance of a series of preferred stock of the Corporation:

         RESOLVED: That, pursuant to the authority delegated by the Board of Directors of the Corporation, the Committee hereby creates a series of preferred stock of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof (in addition to the provisions set forth in the Restated Certificate of Incorporation of the Corporation, which are applicable to all series of the Corporation's preferred stock) as follows:

                   5.68% CUMULATIVE PREFERRED STOCK, SERIES B

         1. Number of Shares and Designation. One hundred thousand (100,000) shares of the five million (5,000,000) authorized shares of no par value preferred stock of the Corporation are hereby constituted as a series of preferred stock, no par value per share, designated as "5.68% Cumulative Preferred Stock, Series B" (hereinafter called the "Series B Preferred Stock").



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         2. Ranking. The Series B Preferred Stock shall rank prior and superior to all of the Common Stock of the Corporation now or hereafter outstanding, and the Series A Junior Participating Preferred Stock of the Corporation as to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of the Corporation.

         3. Dividends.

                  (i) General. Cumulative cash dividends shall be payable on each share of Series B Preferred Stock when, as and if declared by the Board of Directors of the Corporation or a duly authorized committee thereof, out of the assets of the Corporation legally available therefor.

                  The initial dividend for the dividend period commencing on August 25, 1998, to but excluding October 30, 1998, will be $10.26 per share and shall be payable on October 30, 1998. Thereafter, dividends on the Series B Preferred Stock shall be payable quarterly, when, as and if declared by the Board of Directors of the Corporation or a duly authorized committee thereof on the last business day of January, April, July and October of each year (each a "Dividend Payment Date") at the annual rate of 5.68% or $56.80 per share. The amount of dividends payable on each share of Series B Preferred Stock for each full quarterly period shall be computed by dividing the annual dividend rate by four. The amount of dividends payable for any other period that is shorter or longer than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.


                  If a Dividend Payment Date is not a business day, dividends (if declared) on the Series B Preferred Stock shall be paid on the next business day, without interest. As used herein, the term "business day" means any day other than a Saturday or Sunday or any other day on which banks in The City of New York are authorized or required by law or executive order to close. A dividend period with respect to a Dividend Payment Date is the period commencing on the preceding Dividend Payment Date and ending on the day immediately prior to the next Dividend Payment Date. Dividends payable, if declared, on a Dividend Payment Date shall be payable to holders of record as they appear on the stock books of the Corporation on the record date, which shall be the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls (each, a "Dividend Record Date").

                  Dividends on the Series B Preferred Stock shall be cumulative if the Corporation fails to declare one or more dividends on the Series B Preferred Stock in any amount, whether or not the earnings or financial condition of the Corporation were sufficient to pay such dividends in whole or in part.

                  Holders of shares of Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full dividends (including accrued dividends, if any) on shares of Series B Preferred Stock. No interest or sum of money in lieu of interest shall be payable in respect of any dividend or payment which may be in arrears.

                  Dividends in arrears on the Series B Preferred Stock payable, if declared, but not declared for payment or paid on any Dividend Payment Date may be declared by the Board of Directors of the Corporation or a duly authorized committee thereof and paid on any date fixed by the



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Board of Directors of the Corporation or a duly authorized committee thereof, whether or not a Dividend Payment Date, to the holders of record of the shares of Series B Preferred Stock, as they appear on the stock register of the Corporation on such record date, which shall be not less than ten nor more than 30 days prior to the payment date therefor, as shall be fixed by the Board of Directors of the Corporation or a duly authorized committee thereof.

                  (ii) Changes in the Dividends Received Percentage. If, prior to 18 months after the date of the original issuance of the Series B Preferred Stock, one or more amendments to the U. S. Internal Revenue Code of 1986, as amended (the "Code"), are enacted which change the percentage of the dividends received deduction as specified in Section 243(a)(1) of the Code or any successor provision (the "Dividends Received Percentage"), the amount of each dividend on each share of the Series B Preferred Stock for dividend payments made on or after the date of enactment of such change shall be adjusted by multiplying the amount of the dividend payable determined as described above (before adjustment) by a factor, which shall be the number determined in accordance with the following formula (the "DRD Formula"), and rounding the result to the nearest cent (with one-half cent and above rounded up):

                                 1-[.35 (1-.70)]
                                 ---------------
                                 1-[.35 (1-DRP)]

                  For the purposes of the DRD Formula, "DRP" means the Dividends Received Percentage applicable to the dividend in question; provided however, that if the Dividends Received Percentage applicable to the dividend in question shall be less than 50%, then the DRP shall equal .50. No amendment to the Code, other than a change in the percentage of the dividends received deduction set forth in Section 243(a)(1) of the Code or any successor provision, shall give rise to such an adjustment. Notwithstanding the foregoing provisions, in the event that, with respect to any such amendment, the Corporation receives either an unqualified opinion from a nationally recognized independent tax counsel selected by the Corporation or a private letter ruling or similar form of authorization from the U.S. Internal Revenue Service ("IRS") to the effect that such an amendment does not apply to dividends payable on the Series B Preferred Stock, then any such amendment shall not result in the adjustment provided for pursuant to the DRD Formula. The opinion referenced in the previous sentence shall be based upon a specific exception in the legislation amending the DRP or upon a published pronouncement of the IRS addressing such legislation. Unless the context otherwise requires, references to dividends herein shall mean dividends as adjusted by the DRD Formula. The Corporation's calculation of the dividends payable as so adjusted, and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Corporation, shall be final and not subject to review.

                  If any amendment to the Code which reduces the Dividends Received Percentage is enacted after a Dividend Record Date and before the next Dividend Payment Date, the amount of dividend payable on such Dividend Payment Date shall not be increased; but instead, an amount equal to the excess of (x) the product of the dividends paid by the Corporation on such Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends Received Percentage applicable to the dividend in question and .50) over (y) the dividends paid by the Corporation on such Dividend Payment Date, shall be payable (if declared) to holders of record on the next succeeding Dividend Payment Date in addition to any other amounts payable on such date.



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                  In addition, if any such amendment to the Code is enacted that reduces the Dividends Received Percentage and such reduction retroactively applies to a Dividend Payment Date as to which the Corporation previously paid dividends on the Series B Preferred Stock (each an "Affected Dividend Payment Date"), the Corporation shall pay (if declared) additional dividends (the "Additional Dividends") on the next succeeding Dividend Payment Date (or if such amendment is enacted after the dividend payable on such Dividend Payment Date has been declared, on the second succeeding Dividend Payment Date following the date of enactment) to holders of record on such succeeding Dividend Payment Date in an amount equal to the excess of (x) the product of the dividends paid by the Corporation on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends Received Percentage and .50 applied to each Affected Dividend Payment Date) over
(y) the dividends paid by the Corporation on each Affected Dividend Payment
Date.

                  Notwithstanding the foregoing, Additional Dividends shall not be paid as a result of the enactment of any amendment to the Code 18 months or more after the date of original issuance of the Series B Preferred Stock which retroactively reduces the Dividends Received Percentage, or if such amendment would not result in an adjustment due to the Corporation having received either an opinion of counsel or tax ruling referred to in the third preceding paragraph. The Corporation shall make only one payment of Additional Dividends.

                  In the event that the amount of dividend payable per share of the Series B Preferred Stock shall be adjusted pursuant to the DRD Formula and/or Additional Dividends are to be paid, the Corporation will cause notice of each adjustment and, if applicable, any Additional Dividends, to be sent to the holders of the Series B Preferred Stock with the payment of dividends on the next Dividend Payment Date after the date of such adjustment.

                  In the event that, prior to 18 months after the date of the original issuance of the Series B Preferred Stock, the Dividends Received Percentage is reduced to 50% or less, the Corporation may, at its option, redeem the Series B Preferred Stock in whole, but not in part, as described below.

                  (iii) Payment Restrictions. The Corporation may not declare or pay any dividend or make any distribution of assets (other than dividends paid or other distributions made in stock of the Corporation ranking junior to the Series B Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up) on, or redeem, purchase or otherwise acquire (except upon conversion or exchange for stock of the Corporation ranking junior to the Series B Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up), shares of Common Stock, of Series A Preferred Stock or of any other stock of the Corporation ranking junior to the Series B Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, unless all accrued and unpaid dividends on the Series B Preferred Stock for all prior dividend periods have been or contemporaneously are declared and paid and the full quarterly dividend on the Series B Preferred Stock for the current dividend period has been or contemporaneously is declared and set apart for payment.



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                  Whenever all accrued dividends on the Series B Preferred Stock are not paid in full, the Corporation may not declare or pay dividends or make any distribution of assets (other than dividends paid or other distributions made in stock of the Corporation ranking junior to the Series B Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up) on any other stock of the Corporation ranking on a parity with the Series B Preferred Stock as to the payment of dividends unless
(i) all accrued and unpaid dividends on the Series B Preferred Stock for all prior dividend periods are contemporaneously declared and paid or (ii) all dividends declared and paid or set apart for payment or other distributions made on the Series B Preferred Stock and any other stock of the Corporation ranking on a parity with the Series B Preferred Stock as to the payment of dividends are declared and paid or set apart for payment or made pro rata so that the amount of dividends declared and paid or set apart for payment or other distributions made per share on the Series B Preferred Stock and such other stock of the Corporation will bear the same ratio that accrued and unpaid dividends per share on the Series B Preferred Stock and such other stock of the Corporation bear to each other.

                  Whenever all accrued dividends on the Series B Preferred Stock are not paid in full, the Corporation may not redeem, purchase or otherwise acquire (except upon conversion or exchange for stock of the Corporation ranking junior to the Series B Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up) other stock of the Corporation ranking on a parity with the Series B Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up unless (i) all outstanding shares of the Series B Preferred Stock are contemporaneously redeemed or (ii) a pro rata redemption is made of shares of Series B Preferred Stock and such other stock of the Corporation, with the amount allocable to each series of such stock determined on the basis of the aggregate liquidation preference of the outstanding shares of each series and the shares of each series being redeemed only on a pro rata basis.

         4. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any distribution of assets is made on the Common Stock of the Corporation or any other class or series of stock of the Corporation ranking junior to the Series B Preferred Stock, upon liquidation, a liquidating distribution in the amount of $1,000 per share, plus an amount equal to the sum of all accrued and unpaid dividends including any increase in dividends payable due to changes in the Dividends Received Percentage and Additional Dividends (whether or not earned or declared) for the then-current dividend period and all dividend periods prior thereto.

                  Neither the sale of all or substantially all of the property or business of the Corporation, nor the merger, conversion or consolidation of the Corporation into or with any other corporation, nor the merger, conversion or consolidation of any other corporation into or with the Corporation shall constitute a liquidation, dissolution or winding up, voluntary or involuntary, for the purposes of the foregoing paragraph. After the payment to the holders of the shares of Series B Preferred Stock of the full preferential amounts provided for above, the holders of the shares of Series B Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.


                  In the event the assets of the Corporation available for distribution to the holders of the shares of Series B Preferred Stock upon any liquidation, dissolution or winding up of the Corporation,



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whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled as provided above, no such distribution shall be made on account of any other stock of the Corporation ranking on a parity with the Preferred Stock as to the distribution of assets upon such liquidation, dissolution or winding up unless a pro rata distribution is made on the Series B Preferred Stock and such other stock of the Corporation, with the amount allocable to each series of such stock determined on the basis of the aggregate liquidation preference of the outstanding shares of each series and distributions to the shares of each series being made on a pro rata basis.

         5. Voting Rights.

                  (i) The holders of shares of Series B Preferred Stock will not be entitled to vote, except as set forth below or as expressly required by applicable law. In exercising any such vote, each outstanding share of Series B Preferred Stock shall be entitled to one vote.

                  (ii) If the equivalent of six quarterly dividends payable on the Series B Preferred Stock or any other class or series of preferred stock ranking on a parity with the Series B Preferred Stock as to the payment of dividends have not been paid, the Corporation has resolved to increase the number of directors of the Corporation by two (without duplication of any increase made pursuant to the terms of any other series of preferred stock of the Corporation), and the holders of the Series B Preferred Stock, voting as a single class with the holders of shares of any other class of the preferred stock of the Corporation ranking on a parity with the Series B Preferred Stock either as to dividends or distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors at any meeting of stockholders of the Corporation at which directors are to be elected held during the period such dividends remain in arrears. Each class or series of preferred stock entitled to vote for the additional directors shall have a number of votes proportionate to the aggregate liquidation preference of its outstanding shares. Such voting right shall continue until full cumulative dividends for all past dividend periods on all such preferred stock of the Corporation, including any shares of the Series B Preferred Stock, have been paid or declared and set apart for payment. Any such elected directors shall serve until the Corporation's next annual meeting of stockholders (notwithstanding that prior to the end of such term the right to elect directors shall cease to exist) or until their respective successors shall be elected and qualify.

                  (iii) Whenever such right shall vest, it may be exercised initially either at a special meeting of holders of Series B Preferred Stock or at any annual stockholders' meeting, but thereafter it shall be exercised only at annual stockholders' meetings. Any director who shall have been elected by the holders of Series B Preferred Stock as a class pursuant to this subparagraph (iii) may be removed at any time, either for or without cause by, and only by, the affirmative votes of the holders of record of a majority of the outstanding shares of Series B Preferred Stock given at a special meeting of such stockholders called for such purpose, and any vacancy created by such removal may also be filled at such meeting. Any vacancy


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                           caused by the death or resignation of a director who
                           shall have been elected by the holders of Series B Preferred Stock as a class pursuant to this subparagraph (iii) may be filled only by the holders of all outstanding Series B Preferred Stock at a meeting called for such purpose.

                  Any meeting of the holders of all outstanding Series B Preferred Stock entitled to vote as a class for the election or removal of directors shall be held at the place at which the last annual meeting of stockholders was held. At such meeting, the presence in person or by proxy of the holders of a majority of the outstanding shares of all outstanding Series B Preferred Stock shall be required to constitute a quorum; in the absence of a quorum, a majority of the holders present in person or by proxy shall have the power to adjourn the meeting from time to time without notice, other than announcement at the meeting, until a quorum shall be present.

                  (iv) So long as any Series B Preferred Stock is outstanding, the affirmative vote or consent of the holders of at least 80% of the outstanding shares of the Series B Preferred Stock will be required for any amendment of the Restated Certificate of Incorporation of the Corporation (or any certificate supplemental thereto) which will adversely affect the powers, preferences, privileges or rights of the Series B Preferred Stock. The affirmative vote or consent of the holders of at least 80% of the outstanding shares of the Series B Preferred Stock and any other series of the preferred stock of the Corporation ranking on a parity with the Series B Preferred Stock either as to dividends or upon liquidation, voting as a single class without regard to series, will be required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Series B Preferred Stock as to dividends or upon liquidation, or to reclassify any authorized stock of the Corporation into such prior shares, but such vote will not be required for the Corporation to take any such actions with respect to any stock ranking on a parity with or junior to the Series B Preferred Stock.

                  The affirmative vote or consent of the holders of a majority of all the outstanding shares of Series B Preferred Stock, voting or consenting separately as a class, shall be required to approve any merger, conversion, consolidation or compulsory share exchange to which the Corporation is a party, unless (i) the terms of such merger, conversion, consolidation or compulsory share exchange do not provide for a change in the terms of the Series B Preferred Stock and (ii) the Series B Preferred Stock is on a parity with or prior to (in respect of the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up) any other class or series of capital stock authorized by the surviving corporation, other than any class or series of stock of the Corporation ranking senior as to the Series B Preferred Stock either as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation and previously authorized with the consent of holders of Series B Preferred Stock as described herein (or other than any capital stock into which such prior stock is converted as a result of such merger, consolidation or compulsory share exchange).

                  In addition, if the holders of the shares of the Series B Preferred Stock are entitled to vote upon or consent to a merger, consolidation, conversion or compulsory share exchange of the Corporation, and if the Corporation offers to purchase all of the outstanding shares of the Series B Preferred Stock (the "Offer"), then each holder of the Series B Preferred Stock who does not sell its shares of Series B Preferred Stock pursuant to the Offer shall be deemed irrevocably to have voted or consented all shares of Series B Preferred Stock owned by such holder in favor of the merger or consolidation of the Corporation without any further action by the holder. The Offer shall be at a price



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of $1,000 per share, together with accrued and unpaid dividends (whether or not declared) to the date fixed for repurchase including any increase in dividends payable due to changes in the Dividends Received Percentage and Additional Dividends. The Offer shall remain open for acceptance for a period of at least 30 days.

6. Redemption. Prior to August 25, 2008, the Series B Preferred Stock is not redeemable, except as set forth herein. On or after such date, each share of Series B Preferred Stock shall be redeemable, in whole or in part, at the option of the Corporation, at any time and from time to time, out of funds legally available therefor, at a redemption price of $1,000 per share, plus accrued and unpaid dividends (whether or not declared) to the date fixed for redemption, including any increase in dividends payable due to changes in the Dividends Received Percentage and Additional Dividends. If fewer than all the outstanding shares of Series B Preferred Stock are to be redeemed, the Corporation will select those to be redeemed by lot or pro rata or by any other method as may be determined by the Board of Directors to be equitable.

         If, prior to 18 months after the date of the original issuance of the Series B Preferred Stock, one or more amendments to the Code are enacted which result in a reduction of the Dividend Received Percentage to 50% or less, the Corporation, at its option may redeem all, but not less than all, of the outstanding shares of Series B Preferred Stock provided that, within 60 days of the date on which an amendment to the Code is enacted which changes the Dividend Received Percentage to 50% or less, the Corporation sends notice to holders of the Series B Preferred Stock of such redemption. Any redemption of the Series B Preferred Stock pursuant to this paragraph will take place on the date specified in the notice, which date shall not be less than 30 or more than 60 days from the date such notice is sent to holders of the Series B Preferred Stock. Any redemption of the Series B Preferred Stock in accordance with this paragraph shall be at a redemption price equal to the greater of (i) $1,000 per share of the Series B Preferred Stock (the "Liquidation Value") to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Dividends prior to August 25, 2028 and the Liquidation Value assuming payment on August 25, 2028, discounted to the redemption date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus zero basis points, excluding any increase in dividends payable due to changes in the Dividend Received Deduction Percentage, if any, plus in the case of (i) or (ii) accrued and unpaid dividends (whether or not declared) to the date fixed for redemption.

                  "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Rate for such redemption date.

         "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity of August 25, 2028 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities maturing on or about August 25, 2028. "Independent Investment Banker" means Smith Barney Inc. or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Corporation.

         "Comparable Treasury Rate" means, as of any date of determination, the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second business day preceding such date of determination on the display designated as "Page 678" on the Telerate Access Service (or such other display as may replace Page 678 on Telerate Access Service) for


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actively traded U.S. Treasury securities having a 30-year maturity as of such date of determination, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second business day preceding the date of determination in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a 30-year constant maturity as of such date of determination.

         "Remaining Scheduled Dividends" means cumulative cash dividends at a rate of 5.68% of the Liquidation Value per share of Series B Preferred Stock equivalent to $56.80 per annum per share of Series B Preferred Stock from the date specified in the notice until August 25, 2028.

         Not more than 60 nor less than 30 days prior to the redemption date, notice by first class mail, postage prepaid, shall be given to the holders of record of the Series B Preferred Stock to be redeemed, addressed to such stockholders at their last addresses as shown on the books of the Corporation. Each such notice of redemption shall specify the date fixed for redemption, the redemption price, the place or places of payment, that payment will be made upon presentation and surrender of the shares of Series B Preferred Stock and that on and after the redemption date, dividends will cease to accumulate on such shares.

         Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of Series B Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption any other shares of Series B Preferred Stock. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, the dividends with respect to the shares so called shall cease to accumulate after the date fixed for redemption, the shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders with respect to such shares, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the redemption price without interest upon surrender of their certificates therefor) shall terminate.

         The Series B Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions.

         7. Outstanding Shares. For purposes of this Certificate of Designations, all shares of Series B Preferred Stock shall be deemed outstanding, except (i) from the date fixed for redemption pursuant to Section 6 hereof, all shares of Series B Preferred Stock that have been so called for redemption under Section 6; and (ii) from the date of registration of transfer, all shares of Series B Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.



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

         8. Preemptive Rights. The Series B Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

         9. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

         10. Fractional Shares. The Series B Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Series B Preferred Stock.

         11. Reversion to Corporation. Subject to applicable escheat laws, any monies set aside by the Corporation in respect of any payment with respect to shares of the Series B Preferred Stock, or dividends thereon, and unclaimed at the end of two years from the date upon which such payment is due and payable shall revert to the general funds of the Corporation, after which reversion the holders of such shares shall look only to the general funds of the Company for the payment thereof. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.




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



This Certificate shall be effective as of August 21, 1998.

IN WITNESS WHEREOF, said Apache Corporation has caused this Certificate to be signed by Raymond Plank, its Chairman and Chief Executive Officer, and attested by Cheri L. Peper, its Corporate Secretary, this 20th day of August, 1998.



ATTEST:                                        APACHE CORPORATION



/s/ Cheri L. Peper                             /s/ Raymond Plank
--------------------------------               --------------------------------
Name:    Cheri L. Peper                        Name: Raymond Plank
Title:   Corporate Secretary                   Title: Chairman and Chief
                                                        Executive Officer






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